Exhibit 10.116

Equinix 2005 U.S. Annual Cash Incentive Plan

PLAN OBJECTIVES

The Equinix 2005 U.S. Annual Cash Incentive Plan will provide eligible employees the opportunity to participate in a cash compensation plan determined by the financial performance of the Company. This plan is designed to motivate employees to achieve certain Company objectives while providing a competitive level of total cash compensation.

PLAN FEATURES

Eligibility/Participation

All regular part-time and full-time employees in good standing will be eligible to participate. Full-time and part-time new hires will be eligible for a pro-rated amount of his/her bonus based on the number of months worked during 2005. Employees with start dates on or after October 1st will not be eligible to participate for the plan ending December 31st of the year of hire. Commissioned sales employees will not be eligible.

If an employee changes positions during the plan year, he/she will be eligible for a pro-rated bonus based on the number of months worked in each specific position. For example, if an employee is promoted from Senior Manager to Director, his/her bonus will be pro-rated based on the number of months worked as a Senior Manager and as a Director. As another example, if an employee is promoted from a non-commissioned position to a commissioned sales position, his/her bonus will be pro-rated based on the number of months worked in a non-commissioned position.

An employee will not be eligible to receive a bonus if: (1) the employee’s performance is not satisfactory, (2) the employee is on a Performance Improvement Plan (PIP) or (3) the employee is not employed by Equinix on the date a bonus is paid out. Employees on an approved Leave of Absence will be eligible for the pro-rated bonus amount based on the number of months they worked as an active employee during the plan year.

The plan will be effective January 1, 2005 and will end on December 31, 2005.

Calculating Company Performance and Funding of the Operating Plan Achievement Bonus and the Over-Performance Bonus Pool

The funding of the Operating Plan Achievement Bonus will be based on Company performance against both revenues and EBITDA goals, as set forth in the Board approved operating plan, which may be adjusted from time to time throughout the plan year.

To the extent the Company over performs on its revenues and EBITDA targets for the year, an additional Over-Performance Bonus pool may be funded. The Over-Performance Bonus pool may be funded only if the Company achieves revenues in excess of plan, and those incremental revenues generate an EBITDA margin in excess of 65%. The funding of the Over Performance Bonus pool may be in an amount equal to the EBITDA margin above the 65% target up to a maximum of the Operating Plan Achievement Bonus pool.

Bonuses are based on a percentage of the employee’s annual base salary. Each employee will receive a letter stating his/her bonus percentage eligibility for the Operating Plan Achievement Bonus and the Over Performance Bonus. An employee’s bonus percentage may be modified from time to time until the end of the plan year.

For every 1% below operating plan for revenues and EBITDA, the Operating Plan Achievement Bonus shall be reduced by 20%. For instance, if the Company is 2% below plan, only 60% of the Operating Plan Achievement Bonus shall be funded. There shall be no Operating Plan Achievement Bonus if either revenues or EBITDA are less than 95% of operating plan target.

Payment of Awards

Individual awards will be paid to the employee after the close of the fiscal year.

Plan Administration

The Compensation Committee of the Board of Directors may modify or terminate this plan at any time. The C.E.O. will have final decision over any interpretations or disputes of the plan.